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NEWS
FOR IMMEDIATE RELEASE
                                              CONTACT:   Kurt P. Ross
                                                         Guy B. Lawrence
                                                         K.P. ROSS, INC.
                                                         tel: (212) 308-3333
                                                         E-mail: kpross1@msn.com


                            PARAGON EXITS CHAPTER 11
                   ANNOUNCES CLOSING OF WELLSPRING TRANSACTION


NORCROSS,  GA, -- January 28, 2000 - Paragon  Trade  Brands,  Inc. (OTC Bulletin
Board: PGNFQ) announced today that it has exited Chapter 11 and that investors led by Wellspring Capital Management LLC ("Wellspring") have purchased the Company (the "Wellspring Transaction") in accordance with Paragon's Modified Second Amended Plan of Reorganization (the "Plan"). The Plan was previously confirmed by the United States Bankruptcy Court for the Northern District of Georgia. The Plan provides for the surrender of the outstanding equity shares of Paragon, the settlement of all outstanding claims against the Company and a recapitalization of the Company.

Under the Plan, Wellspring purchased approximately 97% of the new common stock of the Company for approximately $115 million cash with the balance of the new common stock going to former shareholders, along with warrants to purchase up to 5% of the new common stock. In addition, the Company issued $146 million in 11.25% Senior Subordinated Notes due 2005 and established a $95 million three-year, secured credit facility with Citicorp USA, Inc., as Administrative Agent. Creditors of the Company will receive, pursuant to the Plan, a pro rata share of the purchase price invested by Wellspring and a pro rata share of the $146 million Senior Subordinated Notes. The Plan also provides that the creditors and former shareholders will share in the proceeds, if any, of certain litigation claims that will remain with the estate and be prosecuted by a


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Litigation  Claims  Representative  appointed  under the Plan and  supported  by separate funding provided for under the Plan.

Commenting on the closing of the Wellspring Transaction and Paragon's exit from Chapter 11, Bobby Abraham, Chief Executive Officer of Paragon, stated, "The closing of the Wellspring Transaction and our emergence from Chapter 11 marks the beginning of a positive new chapter for Paragon. Without the distractions of Chapter 11, Paragon can better focus on serving the needs of its customers with new and improved products and marketing initiatives. The solid capital structure provided by the Wellspring Transaction will allow us to achieve our goals for sales growth and product innovations on an accelerated basis."

Wellspring Capital Management Partner, David Mariano, further noted, "Our investment in Paragon is consistent with our strategy of investing in companies where there is the opportunity for substantial value creation. In line with that strategy, we have worked closely with Paragon's financial and legal team to create a financial structure that will allow the Company to fund all of its product development and marketing programs while at the same time maximizing operating efficiencies. Given the combined strengths of the recapitalized company and the continuity of experience provided by Paragon's management we are confident that Paragon is on the path to successful growth and profitability."

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and, through its wholly owned subsidiary, Paragon Trade Brands (Canada) Inc., is the leading marketer of store brand infant disposable diapers in Canada. Paragon manufactures a line of premium and economy diapers, training pants, feminine care and adult incontinence products, which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Paragon has also established international joint


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ventures  in  Mexico,  Argentina,  Brazil  and  China  for the  sale  of  infant disposable diapers and other absorbent personal care products.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the Company's forward-looking statements. Factors which could affect the Company's financial results, including, but not limited to: increased raw material prices and product costs; new product and packaging introductions by competitors; increased price and promotion pressure from competitors; new competitors in the market; increased financial leverage; Year 2000 compliance issues; and patent litigation, are described herein and in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

ALAN J. CYRON
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PARAGON TRADE BRANDS, INC.
180 TECHNOLOGY PARKWAY
NORCROSS, GA 30092
678/969-5200